Exhibit 99.1
Princeton National Bancorp, Inc.
Releases First Quarter 2011 Results
Princeton, Illinois, May 6, 2011: Princeton National Bancorp, Inc. (“PNBC” or “the Corporation”) (NASDAQ: PNBC) announced net income of $1.735 million for the first quarter of 2011 as a result of a continued strong net interest margin and lower provision requirements for loan losses. Net income available to common shareholders (net income less the accretion of the preferred stock discount) was $1.728 million, or $.52 per common share available to common shareholders.
“The biggest driver of earnings is the level of loan loss reserves needed on a quarter by quarter basis,” said Thomas Ogaard, President & C.E.O. “Our recognition of problem loans in the prior two quarters had a direct impact on the improved results for the first quarter of 2011. The loan loss provision for the quarter was $1.875 million, compared to $27.250 million in the fourth quarter of 2010 and $3.925 million for the first quarter of 2010. While we believe the rate of deterioration in our loan portfolio is beginning to level off, we anticipate there being additional provision expense and additional charged off loans,” continued Ogaard.
Net loan charge-offs during the first quarter totaled $1.694 million; a decline from $16.1 million in the fourth quarter of 2010. Other real estate owned as of March 31, 2011 totaled $20.6 million, unchanged from year-end 2010. The Corporation is very cognizant of the credit and repayment issues which have resulted from the current economic conditions; as a result, we have continued to increase our provision for loan losses, maintaining the current reserves at 4.34% of total loans, up from 4.22% at year-end 2010. As of March 31, 2011, the balance in the allowance for loan losses totaled $29.9 million and there were specific loss provisions for individual credits totaling $19.6 million, compared to $29.7 million and $12.2 million, respectively, at December 31, 2010. The Subsidiary Bank evaluates many risk factors within the loan portfolio on a monthly basis and considers the allowance for loan losses adequate to meet probable losses as of March 31, 2011.
“Our net interest margin continues to remain robust and is the key contributor to our ability to generate positive results,” noted Ogaard. “The net interest margin for the first quarter was 4.42%, an increase of 44 and 59 basis points, respectively, from the fourth and first quarters of 2010. This reflects our ability to drive revenue at a level sufficient to offset expenses.”
Total interest income did show a decline of 16.1% to $11.3 million when comparing the first quarter of 2011 to the same period in 2010; however, total interest expense declined by 51.3% to $1.9 million during the same period. The resulting net interest income of $9.4 million represents a minimal decrease of only 1.3% versus the same period in 2010. During the first quarter of 2011, the reduction in interest expense continued to be a major focus in conjunction with the planned reduction in assets. PNBC was able to continue to capitalize on opportunities to lower interest expense, reducing the cost of interest bearing liabilities 71 basis points from 1.59% to .88%, when comparing the first quarters of 2010 and 2011, respectively.
Non-interest income increased to $3.6 million in the first quarter of 2011 from $3.2 million during the first quarter of 2010. During the quarter, the Corporation restructured a portion of its investment portfolio to reduce the level of municipal bonds and reposition mortgage backed securities to enhance future portfolio liquidity. As a result of the steps taken to improve the quality of the investment portfolio and enhance liquidity, security gains of $1.1 million were generated in the first quarter of 2011, compared to $642,000 in the first quarter of 2010.

Non-interest expense totaled $9.4 million, up slightly from $9.3 million during the first quarter of 2010. When comparing the two quarters, negatively impacting other expenses were salary and data processing expenses.
Stockholders’ equity was $57.7 million at March 31, 2011, down from $75.9 million at March 31, 2010, resulting in a tier one capital ratio of 6.19% for the first quarter of 2011 and risk based regulatory capital ratio of 10.01%.
The Corporation ended the first quarter of 2011 with total assets of $1.081 billion, a decrease of $15.6 million (1.4%) from year-end 2010. Additionally, total deposits decreased $12.3 million to $950.7 million from year-end 2010.
The price of PNBC stock closed at $5.39 on March 31, 2011, compared to $3.64 on December 31, 2010. While we believe the level of credit-related costs will begin to decline to more historical levels in 2011, which will positively impact operating results, the community bank stock prices continue to be negatively impacted by earnings due to credit related costs.
The Corporation maintains its focus on ensuring adequate controls are in place to comply with disclosure and financial certification requirements as well as fairly disclosing all aspects of its business in a timely and appropriate fashion.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from audited results.
Inquiries should be directed to:
Lou Ann Birkey, Vice President- Investor Relations
Princeton National Bancorp, Inc. (815) 875-4444
E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	March 31,
	2011	December 31,
	(unaudited)	2010

ASSETS

Cash and due from banks	$15,059	$12,992
Interest-bearing deposits with financial institutions	41,152	30,888

Total cash and cash equivalents	56,211	43,880

Loans held for sale, at lower of cost or market	3,240	5,515

Investment securities available-for-sale, at fair value	242,452	248,752
Investment securities held-to-maturity, at amortized cost	11,425	12,187

Total investment securities	253,877	260,939

Loans, net of unearned interest	688,313	704,074
Allowance for loan losses	(29,907)	(29,726)

Net loans	658,406	674,348

Premises and equipment, net	26,576	26,901
Land held for sale, at lower of cost or market	2,244	2,244
Federal Reserve and Federal Home Loan Bank stock	4,498	4,498
Bank-owned life insurance	23,646	23,416
Interest receivable	6,159	7,482
Deferred income taxes	11,817	10,512
Intangible assets, net of accumulated amortization	2,337	2,531
Other real estate owned	20,572	20,652
Other assets	11,151	13,553

TOTAL ASSETS	$1,080,734	$1,096,471

LIABILITIES

Demand deposits	$135,210	$138,683
Interest-bearing demand deposits	379,584	383,126
Savings deposits	83,191	74,817
Time deposits	352,682	366,335

Total deposits	950,667	962,961

Customer repurchase agreements	35,666	35,806
Advances from the Federal Home Loan Bank	5,000	9,000
Interest-bearing demand notes issued to the U.S. Treasury	1,064	1,753
Trust Preferred securities	25,000	25,000

Total borrowings	66,730	71,559

Other liabilities	5,671	5,090

Total liabilities	1,023,068	1,039,610

STOCKHOLDERS’ EQUITY

Preferred stock	24,993	24,986
Common stock	22,391	22,391
Common stock warrants	150	150
Additional paid-in capital	18,279	18,275
Retained earnings	13,317	11,589
Accumulated other comprehensive income (loss), net of tax	2,095	3,064
Less: Treasury stock	(23,559)	(23,594)

Total stockholders’ equity	57,666	56,861

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,080,734	$1,096,471

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	5.26%	6.62%
Tier 1 leverage capital ratio	6.19%	5.76%
Tier 1 risk-based capital ratio	8.73%	8.40%
Total risk-based capital ratio	10.01%	9.68%
Common book value per share	$9.72	$9.58
Closing market price per share	$5.39	$3.64
End of period shares outstanding	3,328,013	3,325,941
End of period treasury shares outstanding	1,150,282	1,152,354

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS
	ENDED	ENDED
	March 31, 2011	March 31, 2010
	(unaudited)	(unaudited)

INTEREST INCOME

Interest and fees on loans	$8,859	$10,585
Interest and dividends on investment securities	2,414	2,843
Interest on interest-bearing time deposits in other banks	21	32

Total Interest Income	11,294	13,460

INTEREST EXPENSE

Interest on deposits	1,738	3,372
Interest on borrowings	199	605

Total Interest Expense	1,937	3,977

Net interest income	9,357	9,483
Provision for loan losses	1,875	3,925

Net interest income after provision	7,482	5,558

NON-INTEREST INCOME
Trust & farm management fees	290	264
Service charges on deposit accounts	943	891
Other service charges	405	459
Gain on sales of securities available-for-sale	1,084	642
Brokerage fee income	139	189
Mortgage servicing rights recovery (impairment)	0	0
Mortgage banking income	451	496
Bank-owned life insurance income	221	229
Other operating income	67	22

Total Non-Interest Income	3,600	3,192

NON-INTEREST EXPENSE
Salaries and employee benefits	4,616	4,413
Occupancy	689	700
Equipment expense	781	767
Federal insurance assessments	640	698
Intangible assets amortization	194	201
Data processing	366	312
Advertising	155	176
ORE Expenses, net	582	735
Loan collection expenses	163	205
Other operating expense	1,249	1,079

Total Non-Interest Expense	9,435	9,286

Income before income taxes	1,647	(536)
Income tax expense	(88)	(795)

Net income	1,735	259
Preferred stock dividends	0	314
Accretion of preferred stock discount	7	7

Net income available to common stockholders	$1,728	($62)

Net income (loss) per share available to common stockholders:
BASIC	$0.52	($0.02)
DILUTED	$0.52	($0.02)
Basic weighted average shares outstanding	3,325,964	3,306,762
Diluted weighted average shares outstanding	3,335,925	3,306,762

PERFORMANCE RATIOS (annualized)

Net Income (Loss) Available to Common Stockholders to Average Assets	0.64%	-0.02%
Net Income (Loss) Available to Common Stockholders to Average Equity	12.16%	-0.32%
Net interest margin (tax-equivalent)	4.42%	3.90%
Efficiency ratio (tax-equivalent)	70.11%	69.26%

ASSET QUALITY

Net loan charge-offs	$1,694	$1,366
Total non-performing loans (non-accrual, past due over 90 days, troubled debt restructuring)	$104,333	$67,291
Non-performing loans as a % of total loans	15.16%	9.08%